
Applicant
ANDA
Acceptable and Complete?
No
Refuse to file – letter issued
Yes
Review by OGD/CDER
Bioequivalence Review
Chemistry/Micro Review
Request for Plant Inspection
Labeling Review
Bioequivalence Review Acceptable?
Yes
Chemistry/Micro/Labeling Review Acceptable?
No
Bioequivalence Deficiency Letter
No
Not Approvable Letter
Preapproval Inspection Acceptable?
No
Approval deferred pending satisfactory results
Yes
ANDA Approved